FOR IMMEDIATE RELEASE May 14, 2008	Exhibit 99.1

Citizens Bancshares Corporation Announces First Quarter Earnings

ATLANTA, May 14, 2008/PRNewswire-FirstCall/ — Citizens Bancshares Corporation (OTC Bulletin Board: CZBS) (the “Company”), the parent company of Citizens Trust Bank (“CTB”), today announced its 2008 first quarter earnings of $0.34 per diluted share compared to $0.26 per diluted share for the same period last year.

Net income for the first quarter increased by $178,000 to $713,000 compared to $535,000 a year earlier. In the first quarter of 2008, the Company experienced strong growth in its noninterest income, as service charges on deposit accounts increased by $275,000 or 39% compared to the first quarter of 2007.

Other financial highlights:

•                                          Total assets increased by $16 million to $355 million for the three month period.

•                                          Gross loans receivable decreased by $10.6 million to $228 million for the three month period as a result of a strategic risk management decision to discontinue several borrowing relationships due to the continuing deterioration in the real estate market and other economic indicators.  On a year-over-year basis, average loans increased approximately $20 million.

•                                          Offsetting the decreases in gross loans receivable the Company increased its investment securities portfolio by $16 million.

•                                          The provision for loan losses was increased by $105,000 in the first quarter due to the declining financial condition of several commercial borrowers as a result of the weakening economy.

•                                          Noninterest income increased by $302,000 or 29.3% compared to the same period last year as a new fee generating product introduced in 2007 continues to perform above expectations.

•                                          Noninterest expense decreased by $121,000 or 3.2% to $3,659,000 compared to the same quarter last year. The decrease is primarily due to the impact of a $200,000 legal judgment the Company accrued for in the first quarter of 2007

(In thousands, expect per share data)	1st Quarter 2008	1st Quarter 2007	Change
Income Statement
Net income available to shareholders	$713	$535	33.3%
Net income per diluted share	0.34	0.26	30.8%
Total revenue	6,641	6,486	2.4%
Provision for loan losses	105	—	100.0%
Noninterest income	1,331	1,029	29.3%
Noninterest expense	3,659	3,780	(3.2)%

Balance Sheet
Average loans, gross	233,910	214,292	9.2%
Average deposits	292,282	289,285	1.0%

Capital
Total capital (to risk weighted assets)	14%	16%
Tier 1 capital (to risk weighted assets)	13%	15%
Tier 1 capital (to average assets)	10%	11%

For the first quarter of 2008, based on the Company’s evaluation, a provision for loan losses of $105,000 was charged against operating earnings. For the same period in 2007, the Company determined that no addition to the provision for loan losses was required.  The allowance for loan losses was $2.8 million at March 31, 2008 and December 31, 2007, respectively. The Company considers its allowance for loan losses for the first quarter of 2008 to be adequate.

The Company’s capital position remains strong at March 31, 2008 as both the Company and the Bank’s capital position were defined as “well capitalized” for regulatory purposes. The decrease in the Company’s first quarter 2008 capital ratios compared to the first quarter of 2007 is attributed to the redemption of its $5 million Junior Subordinated Debentures in June 2007.

As a leader in the financial services industry, Citizens Trust Bank prides itself on offering a full range of quality products and services. Since its inception, the Bank has remained dedicated to the growth and development of communities through superior products and extraordinary service.  Citizens Trust Bank has assets of approximately $355 million and financial centers throughout metropolitan Atlanta and Columbus, Georgia, and in Birmingham and Eutaw, Alabama. Through its parent company, Citizens Bancshares Corporation, its common stock is offered over-the-counter to the general public under the trading symbol CZBS. For more information please visit Citizens Trust Bank on the web at www.CTBconnect.com.  Citizens Trust Bank — A relationship you can bank on.

This news release contains forward-looking statements and comments on outlook. Any number of conditions may occur, which would affect important factors that may materially change expectations. These factors include, but are not limited to, customer trading activity, changes in technology, shifts in competitive patterns, decisions with regard to products and services, changes in revenues and profits, and significant changes in the market environment regionally or nationally.

Contact:

Citizens Bancshares Corporation

Cynthia N. Day, Chief Operating Officer
(404) 575-8306

SOURCE: Citizens Bancshares Corporation